Exhibit 99.1

Contact: Internet America, Inc.	July 7, 2004

214.861.2550

investor.relations@airmail.net

INTERNET AMERICA RESPONDS TO UNSOLICITED PLAN TO

ACQUIRE CONTROL BY STOCK EXCHANGE

Dallas, Texas. July 7, 2004 – Internet America, Inc. (OTCBB: GEEK) announced today that it would reject any attempt by VoIP, Inc. to acquire “working control” of Internet America for the purpose of selling all of the assets of Internet America and turning Internet America into a public “shell” as stated in the press release by VoIP, Inc. today announcing its intent to make an unsolicited exchange offer for “working control” of Internet America.

William E. (Billy) Ladin, President and CEO of Internet America stated “As previously disclosed to our shareholders and to the public, we are pursing a long-term corporate strategy that the Board believes will maximize shareholder value far in excess of the current breakup/liquidation value of the Company. Specifically, as stated in our Form 10-Q for the period ended March 31, 2004, Internet America intends to introduce new products that we believe will contribute to subscriber increases, such as a number of new broadband products, including wireless and broadband over power lines (“BPL”)”.

Mr. Ladin further stated, “We continue to believe that we are in an advantageous position to supply broadband internet to customers in our market because of our brand identity, infrastructure and systems. To date we have only been able to install approximately 16% of the potential broadband customers who have approached us in the last several months due to either a lack of available broadband service in their home area or our inability to obtain profitable contractual relationships with existing broadband suppliers such as Time Warner, Comcast and Verizon. However, to satisfy this demand, we have been pursuing the implementation of wireless broadband and BPL. Although BPL appears to be developing as a viable service, we do not anticipate that it will be available in our market within the next 12 months. On the other hand, we are continuing to work with wireless broadband manufacturers and providers and feel that successful implementation of wireless technology on a broad basis is closer than BPL. Internet America is currently in the process of installing wireless broadband pilots in Dallas and Houston and is in discussions with several wireless ISPs in our market relative to strategic relationships that may include acquisitions and/or joint ventures. We believe that wireless broadband offers an exciting growth opportunity for Internet America because we believe that we will be able to provide the customers in our market with broadband internet service where it does not exist at this time. In addition, this service will allow us to compete more effectively and competitively against suppliers who provide DSL or cable service.”

“The Board of Internet America will continue to evaluate any and all options that it believes will maximize shareholder value” Ladin stated. “However, we do not believe that the sale of control of Internet America for stock of a company approximately 95% of which is owned by 2 individuals and that intends to liquidate our assets is in the best interests of our shareholders.”

Internet America is a leading Internet service provider primarily serving the Texas market. Based in Dallas, Internet America offers businesses and individuals a full range of Internet services, including dedicated high-speed access, dial-up access, DSL and web hosting. Internet America focuses on the speed and quality of its Internet services, products that make connectivity more useful and a commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at www.internetamerica.com.